Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/28/2014	Investors:	Kathy Martin, 630-623-7833
	Media:	Heidi Barker, 630-623-3791

McDONALD’S ANNOUNCES 3-YEAR TOTAL CASH RETURN TARGET

OAK BROOK, IL - During an investor conference presentation today, McDonald’s Corporation President and Chief Executive Officer Don Thompson announced an intensified commitment to the Company’s customer-focused strategic framework - the Plan to Win - and other actions to enhance long-term shareholder value.

“The Plan to Win along with our competitive advantages, System alignment and financial discipline has served as our strategic roadmap, guiding the execution of our global growth priorities,” said Don Thompson. “Today, the Plan to Win has evolved as we reenergize the McDonald’s System by placing the customer at the center of everything we do. We are pursuing targeted growth opportunities to provide our customers with their favorite food and drink, create memorable experiences, offer unparalleled convenience and become an even more trusted brand to deliver the most meaningful impact for our customers and our business.”

In addition, the Company announced plans to optimize its capital and ownership structures and scrutinize G&A spending. Specifically, the Company expects to:

•
Return $18 to $20 billion to shareholders between 2014 and 2016 through a combination of dividends and share repurchases, representing a 10% to 20% increase over the amount of cash returned between 2011 and 2013;

•
Refranchise at least 1,500 restaurants by the end of 2016, primarily in Asia/Pacific, Middle East and Africa (APMEA) and Europe, reflecting a more than 50% increase in refranchising activity compared with the prior three-year period; and

•	Analyze G&A spending with the primary intent of reallocating resources to higher return initiatives and growth areas, including development of the Company’s global digital capabilities.

“The actions we are taking to enhance long-term shareholder value fit squarely within our proven business model,” said Senior Executive Vice President and Chief Financial Officer Pete Bensen. “Our 3-year cash return target is based on several activities including the significant free cash flow generated from our operations, as well as the use of cash proceeds from our debt additions and refranchising activity. Financial discipline has always been a cornerstone of McDonald’s strategic plan, and we will pursue these activities while maintaining appropriate levels of financial flexibility, liquidity and access to capital for the Company and the System. Our commitment to this discipline continues to fortify our long-standing financial strength and our ability to deliver sustained profitable growth.”

Don Thompson concluded, “We are committed to continuous improvement in everything we do - from the food we serve, to our engagement with our customers, to the management of our financial resources. Guided by our evolved customer-focused priorities, the McDonald’s System is determined to create experiences that our customers notice and appreciate so they reward us with their business and loyalty.”

UPCOMING COMMUNICATIONS

The Company plans to release May 2014 sales information on June 9, 2014.

ABOUT McDONALD’S

McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving approximately 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.